EXHIBIT 99.1

Island Breeze International, Inc. Secures $2.75 Million Dollar Loan

BELLMAWR, NJ--(November 10, 2011) - Island Breeze International, Inc. (OTCQB: IBII), an entertainment cruise development company, announced that on November 10, 2011, the Company and its wholly owned Cayman Islands subsidiary entered into a $2.75 million loan agreement with a private investment group.

Under the terms of the agreement, the Company can request advances that total up to $2.5 million.  If the full amount of the loan is funded it will represent $2.5 million in cash and a 9% original issue discount of $250,000.  The Company received an initial advance at closing of $724,580, inclusive of the original issue discount.  Subsequent advances will primarily be utilized for the refurbishment of the m/v Island Breeze, a vessel that the Company currently owns.  The loan is due and payable on November 9, 2012 and is secured by a mortgage on the m/v Island Breeze.

Commenting on the loan closing, Brad Prader, CEO of Island Breeze International stated, “We are pleased to announce the closing of this interim funding, as this will enable the Company to move forward with the renovation of the m/v Island Breeze and allow the Company to advance its project in the United States.”

Additional information with respect to this transaction is contained in the Company’s Form 8K which was filed with the Securities and Exchange Commission on November 14, 2011.

ABOUT ISLAND BREEZE INTERNATIONAL, INC.

Island Breeze International, Inc. (OTCBB: IBII) is focused on developing and operating entertainment cruise projects. Island Breeze International is currently evaluating port locations in the United States as well as East Asia for the establishment of its initial operations.  Island Breeze International's corporate website is www.IslandBreezeInternational.comwww.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Island Breeze International, Inc.
Bradley T. Prader
President & CEO
or

Steven G. Weismann
CFO
Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.cominfo@IslandBreezeInternational.com